EXHIBIT 10.24
AGREEMENT
between
ADAMAR OF NEW JERSEY, INC.
D/B/A
TROPICANA CASINO AND RESORTS
and
November 3, 2004 — September 15, 2009

Dear Brothers and Sisters:
     The enclosed document is our Collective Bargaining Agreement with the Atlantic City Casino Industry. Our contract is the result of countless hours of hard work by members of UNITE HERE, Local 54 on your behalf, who served with honor on the biggest contract committee in the history of Local 54. Two generations of membership have negotiated, bargained and even engaged in strikes to improve the economic standards and working conditions for the Brothers and Sisters of UNITE HERE, Local 54 in Atlantic City. The 10,000 members who sacrificed everything in the 34 day strike of 2004 should be honored and remembered always. It was only through their strength and perseverance that such a great victory was won.
     As you read this document please remember all the hard work that went into it’s creation and remember to honor those that made these sacrifices by defending the language and the spirit of this agreement. Your responsibility as a member of Local 54 is to uphold our commitment to excellence in the hospitality industry and defend the rights of fellow members when any employer infringes upon them.
     We welcome you to UNITE HERE Local 54 and we are confident that you will come to appreciate the efforts of those who came before you. Perhaps in the future you too will take part in the negotiation process. We look forward to seeing you on the job and hope that your career in the Atlantic City Casino Industry is a great success.
In Solidarity,

/s/ Illegible	/s/ Illegible

C. Robert McDevitt	Donna M. DeCaprio
President	Financial Secretary
Treasurer

     THIS AGREEMENT is made and entered into this 3rd day of November 2004, between Adamar of New Jersey, Inc., d/b/a Tropicana Casino and Resorts, herein referred to as “Employer”, and LOCAL 54, affiliated with the UNITE HERE International Union, hereinafter referred to as the “Union”.
     WHEREAS, the Parties hereto desire to cooperate to stabilize labor relations, by establishing general standards of wages, hours and other conditions of employment, and to ensure the peaceful, speedy and orderly adjustments of differences that may arise from time to time between the Employer and its employees without resort to strikes, lockouts, boycotts, slowdowns or other economic interferences with the smooth operation of the hotel casino business of the Employer.
     NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties hereto agree as follows:

ARTICLE 1
RECOGNITION
     1.1. Employer recognizes the Union as the sole and exclusive bargaining representative of the classifications of employees within their respective jurisdiction enumerated on Schedules “A”, “A 1”, “A2”, “A-2(2)” and Schedule B annexed hereto, working in the establishment located at Brighton Ave. & Boardwalk, Atlantic City, New Jersey, operated and maintained by Employer in all matters relating to wages, hours, and working conditions such as may properly be the subject of collective bargaining, adjustment of grievances, and labor relations generally. The designated representatives of the Union and the Employer shall constitute their respective representatives in all matters that are properly the subject of collective bargaining. This clause shall apply to Employer’s successors, receivers and assigns.
     1.2. The Union recognizes the fact that there are employees not covered by this Agreement, and as to such employees it is agreed that neither the employment of them nor any action taken by them, including, but not limited to organizational activities engaged in by any other labor union, shall not constitute a grievance or be grounds for strikes, lockouts, boycotts, slowdowns, disruptive organizing activities or other economic interference with the continuous smooth operation of the Employer’s business.
     1.3. Job classifications expressly excluded from this Agreement are Clerical Employees, Professional Employees, Guards, Watchmen, and Supervisory Employees, as defined in the National Labor Relations Act, and all other employees.
ARTICLE 2
EMPLOYMENT
     2.1. It shall be a condition of employment that all employees covered by this Agreement who are members in good standing in the Union on the effective date of this Agreement shall remain members in good standing and those who are not members on the effective date of this Agreement shall, on or after the 30th day following the execution of this Agreement or their date of employment, whichever is later, become and remain members in good standing in said Union. If any employee fails to comply with the requirements of this section, the Employer shall discharge said employee within seven (7) days of receipt of written demand.
     2.2. All new employees, whether directed to the Employer by the Union or otherwise secured by the Employer, shall be requested to report to the Union Hall immediately with a form provided by the Employer. At the Union Hall, employees shall be requested to complete a health and welfare application and all other lawful documents required in connection with the application and administration of this Agreement.
     2.3. When in need of any employees in Union categories, the Employer’s Employment Office shall apply to the Union. Within twenty four (24) hours after being so notified, the Union shall inform the Employer as to whether or not it is able to fill the request, provided however, the Union shall have twenty-four (24) hours after notifying Employer of its ability to supply the needed applicants, to dispatch said applicants to Employer’s Employment Office. If there is an immediate need declared by the Employer, which procedure shall not be abused, the Union shall dispatch said applicants within the time designated by the Employer, but in no event in less than twenty four (24) hours. If the Union advises the Employer within the times designated above that it cannot refer the applicants requested, or if applicants satisfactory to the Employer for any reason fail to appear within the time designated, the Employer may resort to the open market to seek the required employees. If the Employer fails to comply with the provisions set forth in this Article, the Union shall have the right to require the immediate dismissal of the employee improperly hired and the right to refer the replacement for that employee.
     2.4. Regular, seasonal and extra employees shall be defined as follows:
     (a) Regular Employees:
     Full time regular employee: One who is available to work and customarily scheduled to work thirty (30) or more hours per week shall be entitled to all benefits as defined in this Agreement. Part-time regular employee: One who is hired or transferred and customarily scheduled to work less than thirty (30) hours per week shall be entitled to all benefits as defined in this Agreement.
     (b) (i) Seasonal Employee: One who works for a time period not to exceed one hundred twenty (120) consecutive calendar days between May first and September thirtieth. Seasonal employees will be specifically designated as such at time of hire and the Union and employee will be so advised in writing at that time.
     (ii) Seasonal employees will report to the Union Hall before starting work. These employees shall not be covered by the provisions of Articles 9, 10, 11, 15 & 19.
     (iii) If the seasonal employee works for more than one hundred and twenty (120) consecutive days, the employee will be paid retroactive to his/her first day of work at the rates applicable to a regular employee in his/her classification. Benefit contributions will also be paid retroactive as if s/he were a regular employee when hired. Nothing in this Agreement shall prevent the Employer from terminating any seasonal employee at the end of the one hundred and twenty (120) day period or at September 30th without cause.
     (c) Extra employees are those employees not covered in subsections (a) or (b), above. Extra employees are not covered by provisions of Articles 9, 10, 11, 15, 19 & 20(6) and (9) except as specifically provided therein.
     2.5. The Employer will send to the Union on a weekly basis a log of referrals sent by the Union as provided below:
Name — Classification — Date/Time — No Show — Hired/Yes/No — Refer Again/Yes/No — Former Employee/Yes/No
          The Union agrees the Employer will have the right to request specific individuals in writing not to exceed thirty percent (30%) of the number of hires in the preceding quarter.
     2.6. New employees in the Union categories shall become members of the Union thirty (30) days following the date of employment. All new employees, however, shall be subject to a probationary or trial period of employment during the first ninety (90) days of employment. During an employee’s ninety (90) day probationary period the Employer may discharge said employee with or without cause, notwithstanding Union membership, and neither the Union nor the employee so discharged shall have recourse to the Grievance and Arbitration Procedures established by this contract. However, during the last half of the probationary period, the Union on behalf of the employee will have access to the grievance procedure but not the arbitration procedure. Such discharge shall also not be a breach of this Agreement. The probationary period may be extended by written mutual agreement of the Employer and Union.
     2.7. (a) The Union shall furnish the Employer, by the fifth of each month, a monthly dues reporting form showing the amount of dues, initiation fees and arrears, if any, payable to the Union by each of the employees covered by this Agreement. The Union shall furnish the Employer with signed wage deduction authorization forms from said employees, and upon receipt of same, Employer shall deduct the requisite Union dues and/or initiation fees. The Employer will deduct, by payroll deduction, any dues or initiation fees owed from the first paycheck of each month. If the employee has insufficient funds for the first week, it shall be deducted the next pay period in which sufficient funds are earned to cover the deduction. The entire amount of the monthly initiation or dues shall be deducted. The dues and report form shall be returned to the Union no later than the 20th of each month.

     (b) The reporting form should be completed in its entirety. The deduction date should appear on the reporting form to the right of the amount due. All deletions, terminations, layoffs or other changes should also be dated and marked to the right of the amount due. All additions should be added to the bill and identified by the following:
NAME (last name first)
SOCIAL SECURITY NUMBER
CLASSIFICATION
DUES OR INITIATION FEES PAID
C — Change            L — Layoff            T — Termination            R — Recall
LOA — Leaves of Absence RFL — Return from Leave of Absence
EXAMPLE                                                                                   For House Use

Employee Name	Class.	SS No.	In. Fee	Dues	Date	Remarks
Smith, Pat	Food Server	123 45 6789	amt.	amt.	/ /
Jones, Lee	Room Attendant	987 65 4321	amt.	amt.	/ /
     (c) The Employer shall supply the Union with names and Social Security numbers for all newly hired employees in the bargaining unit on a monthly basis. The late payment of dues deducted by the Employer shall bear interest at the rate of three percent (3%) per month. In the event the Union is required to exercise its rights under the Grievance and Arbitration Procedures of this contract to collect either the dues or the interest thereon, expenses of said arbitration including Union’s reasonable counsel fees, shall be borne solely by the Employer, provided the Union prevails in arbitration. Failure to remit within the time stated by reason of an equipment failure or error in the Accounting Department shall be considered an excused delay.
     2.8 The Employer shall furnish the Union with a quarterly list of all employees in the bargaining unit, including each employee’s name, social security number, department, job title, home address, phone number, ethnicity, date of birth, status (full time, part time, etc.) and date of hire. This report shall be in a computer-readable form in any one of the following media containing header information and a field record layout:
     1. 31/2 “ diskette in Formatted Text (Space Delimited) format
     2. CD ROM in Formatted Text (Space Delimited) format
     3. ZIP Disk in Formatted Text (Space Delimited) format
     4. Via e-mail transmission
     2.9. The Union shall indemnify and save the Employer harmless against any claim made or any suit instituted by an employee against the Employer arising out of the Employer’s compliance with the provisions of this Article.
ARTICLE 3
CONTROL, DISCHARGE AND SENIORITY
     3.1. The Employer shall have the sole right to direct and control its employees. The Employer reserves the right, which is hereby recognized by the Union, to recruit, hire, reclassify, retain, schedule, assign, promote, transfer, layoff/recall, discipline, discharge, or rehire according to the requirements of the business and according to skill and efficiency, giving proper and adequate consideration of seniority as hereinafter defined. The Employer shall have the unquestionable right to immediately suspend and/or discharge any employee for dishonesty, incompetence, intoxication, sale, use or possession of unlawful controlled substances on premises, insubordination, overt discourteous conduct toward a guest or patron, or other just cause. The Union does not, however, waive its right to arbitrate. Nor is this Section intended to affect the Employer’s burden of proving just cause.
     3.2. The Employer shall have the right to establish, amend and post rules governing and regulating the conduct of employees. Said rules shall not be inconsistent with the terms and provisions of this Agreement. Employee’s failure to abide with said rules following their posting shall constitute grounds for disciplinary action. House rules shall be mailed to the Business Agent assigned to the Employer fifteen (15) days before posting. If the Union feels that such rules are in violation of this Agreement, the Union shall grieve within the fifteen (15) day period through the grievance and arbitration process as outlined in this Agreement.
     3.3. (a) The Employer shall fully implement a progressive disciplinary procedure in all cases other than those covered by Section 3.1 hereof, or otherwise stated herein. Upon the occurrence of an alleged infraction warranting, in the opinion of the Employer, disciplinary action, the Employer shall provide timely notice in writing to the employee of the alleged infraction forthwith supplying the Union or the shop steward of the department to which said employee is assigned with a copy thereof. In the following cases “timely notice” shall not exceed seven (7) calendar days from the date of the occurrence of said infraction: (a) absence (b) lateness (c) violations of departmental or house rules witnessed by a supervisor or manager within the employee’s department. If the Union disputes the validity of the allegation, it shall notify the Employer within seven (7) calendar days after the receipt of said disciplinary notice as specified in the grievance procedure outlined in Article 5. Upon the occurrence of a second alleged offense, the employee may be suspended without pay for up to three (3) days which includes any investigative suspension, and shall again be notified as stipulated above. A third infraction may be grounds for a discharge at the Employer’s option.
     (b) Employees will be expected to sign all disciplinary notices upon receipt, but will not be disciplined should they refuse. An employee’s signature shall not constitute an admission of guilt.
     (c) If the Employer fails to give written notice to the employee of the alleged infraction as required herein, said warning shall be considered invalid.2
     (d) Twelve (12) months from the date of any warning notice given according to the provisions of this Article, it shall not be given any further consideration in subsequent disciplinary actions. Nothing herein shall restrict the Employer in retaining required records.3
     3.4. Approved personal leaves and those approved medical leaves of absence which are in excess of one hundred twenty (120) days will not be credited against the twelve (12) month period referred to above.
     3.5. (a) In the event an employee fails to report to work without notice to the Employer on two (2) occasions in any twelve (12) month period and said failure is not excused, said employee shall be subject to discharge at the option of the Employer.
     (b) The Employer shall establish, as part of its house rules, the identity of the individual to be notified in the event of an emergency absence, or a specific telephone number to be called to provide such information.

1	Bargaining Minute

2	Bargaining Minute

3	Bargaining Minute

     3.6. (a) In the event the Employer wishes to establish bumping and/or a point system for absenteeism, the employees will have the right to vote on adopting said systems, the format of which shall have been mutually agreed upon by the Parties.
     (b) The Employer has implemented the Industry Attendance Policy attached hereto as Attachment 1.
     (c) The Employer may not combine attendance track discipline with non-attendance track discipline.
     3.7. Seniority shall accumulate from and be calculated by continuous service from the last employment date with the Employer and on the basis of classification seniority within the department as determined by the Employer.
     a) House seniority is an employee’s length of continuous service in years, months and days from his/her most recent date of hire into the bargaining unit by the Employer.
     b) Classification seniority is an employee’s length of continuous service within the department (as determined by the employer), in years, months and days from his/her most recent date of hire into or transfer into his/her present classification within his/her respective department/outlet.
     c) Shop Stewards shall have job classification seniority over all employees in that classification for all lawful purposes (i.e layoff, recall, and shift retention).
     d) Seniority shall govern designation of days off, layoffs/recalls, shifts of work, choice of station or floor assignment if otherwise qualified,4 and vacation selection subject to Employer’s establishment of designated work schedules. Employer may establish a rotation system, the method of which shall be determined jointly by Employer and Union. In such cases, if the Union and the Employer cannot agree, the Union shall have the right to file a grievance. Until said grievance is resolved, the current system shall remain in full force and effect.
     e) Seasonal employees shall be laid off before regular full time or part-time employees. Layoff of seasonal employees shall be determined by their seniority among the seasonal employees and they shall not have the right to recall. With respect to layoffs of regular employees, the Employer shall give five (5) days notice to the shop steward of its intention to commence layoffs, except for situations beyond the control of the Employer on the occasion of which, the Employer shall give notice to the shop steward as soon as possible.
     f) When the Employer promotes an employee to another classification, the Employer will consider the employee’s house seniority, qualifications, and ability to perform satisfactorily the work in the other classification, and prior performance. Where more than one (1) employee applies for a promotion and they possess the necessary skill or qualifications, the senior employee shall be the one promoted. For purposes of this paragraph, a “promotion” shall be considered to be a transfer from one classification to another, regardless of any change in compensation. All promotional opportunities within the bargaining unit classifications shall be posted. The Employer will give consideration to qualified bargaining unit employees for these openings. Vacancies to be filled by promotion under this paragraph shall be posted for five (5) calendar days in a location to which employees have regular access. The Employer may fill the vacancy temporarily during the posting period.
     g) When a regular employee changes classification and/or department, said employee shall retain seniority in the classification and/or department from which s/he transferred, for a period of fifteen (15) working days, which shall be a trial period, during which said employee may be returned to and will have the right to return to the former classification and/or department without loss of seniority. However, the employee’s rate of pay shall be determined by the classification into which s/he transferred and his/her length of service to the Employer in classifications covered by this Agreement With the exception of initial hiring and staffing when

4	Bargaining Minute

a casino first opens; or unless otherwise determined as set forth in Section 3.7, employees with the same departmental classification seniority shall be permitted to bid for the available openings within their respective departments. The Employer shall in its sole discretion establish and define, from time to time, “departments” for this purpose. Such openings will be posted for five (5) days. The successful bidder(s) will be determined by seniority. The Employer will have the right to fill the openings in the interim period. For purposes of bidding bartenders, bar porters, and cocktail servers shall be considered one department and shall be permitted to bid within their respective classification for available openings.
     h) (i) When the Employer permanently closes a department, unless the closing is caused by conditions beyond the Employer’s control, it will use its best efforts to notify the Union and shop steward thirty (30) days before the closing to allow the Union the opportunity to discuss the effects of the closing upon the employees.
     (ii) If there is a temporary closing of a department, employees who transfer to other departments during the period of the closing will retain their seniority in the temporarily closed department for six (6) months or until the department reopens, which ever is sooner; it being understood, however, that the six (6) month period may be extended by written agreement between the Parties.
     i) When a regular employee transfers into another department or is promoted within his/her department and job ladder, such employee, if laid off within one hundred eighty (180) days of his/her promotion, shall be allowed to return to his/her most recent classification, provided s/he does not displace a more senior employee. Upon return, seniority in that classification shall be calculated as though no promotion had occurred. Said employee shall not accrue any seniority rights for time served in the promoted classification.
     3.8. Seniority shall be deemed broken if a regular employee:
(a)	Is discharged for cause;

(b)	Is laid off in excess of six (6) months (except for employees laid offbetween October 1 and December I, whose seniority shall be retained until the June 1 following their lay-off.)

(c)	Fails to respond within seven (7) days to an offer of recall from layoff, sent by certified mail to the address last furnished to the Employer by the employee.

(d)	Voluntarily quits;

(e)	Takes a granted leave of absence in excess of three (3) months for other than illness, accident or medical disability;

(f)	Is absent because of illness, accident not covered in sub-section (g) below, or medical disability in excess of six (6) months, unless the Employer extends in writing a leave of absence beyond six (6) months; or

(g)	Is absent for six (6) months as a result of an injury sustained when in the employ of the Employer that is being covered by New Jersey Workers Compensation benefits, or for up to twelve (12) months provided the request for the extension beyond six (6) months is made according to the Employer’s established procedure.
     3.9. In the event two (2) or more regular employees have the same departmental or room seniority and it is necessary to determine the most senior person, then the determination shall be made on the basis of seniority in the bargaining unit within the “house” or Employer establishment. If this calculation results in two (2) or more employees again having the same seniority, then the determination of the most or more senior person shall be based upon the length of service in the classification in the hotel industry in Atlantic City. In the event employment records are not available to substantiate such length of service, then date of union membership may be used as evidence of such length of service.

     3.10. GOURMET AND SPECIALTY DINING ROOMS. Where in a gourmet or specialty dining room, the Employer uses a captain and food servers in team service, day off assignments shall be made on the basis of the captain’s seniority.
     3.11. Regular employees requesting any of the following must do so in writing to their department head. Employer will respond on the request form within seven (7) calendar days providing employee with a copy. Said form shall include a provision for the employee to designate their proxy for bidding purposes. Employees should state their seniority date on all written requests. Seniority, as herein defined, will determine who is granted the request where more than one (1) employee is requesting the same consideration:
(a)	Vacation time**

(b)	Leave of absence*

(c)	Personal holidays**

(d)	Classification or department change***

*	No employee will be entitled to a leave of absence to work for another Employer.

**	Regular employees who request time off for vacation weeks which have been selected after the final posting required by the agreement, or paid personal holidays on a form designated by the Employer consistent with Article 9.6 (b), at least fourteen (14) days in advance and who do not receive an answer in writing from the Employer within seven (7) days from the date of their request shall be granted their request.

***	Employees who request a classification or department change must possess the necessary skills required by Employer. Furthermore, the Employer may use a poor work record as the basis for denying such a request.
NOTE: An employee absent on leave or vacation, in order to exercise bid rights while absent, must designate on a vacation or leave form a proxy stating that another employee or a shop steward may exercise the bid rights for the absent employee. The actions or inaction of a designated representative shall be binding on the absent employee and shall not be subject to grievance and arbitration procedure.
     3.12. If a regular employee leaves his/her employment with Employer to assume an elected office or an appointed paid position with the Union, seniority shall accumulate and continue unbroken for the period of Union service for a period not to exceed twelve (12) months. This period may be extended by mutual agreement of the Employer and the Union.
     3.13. An employee leaving his/her employment with Employer to enter the military service of the United States shall, upon discharge, be entitled to reinstatement to his/her former position pursuant to the provisions of law so made and provided.
     3.14. (a) Pursuant to the provisions of the New Jersey Casino Control Act and the rules and regulations promulgated thereunder, employees of a casino hotel will be required to satisfy the requirements of the New Jersey Casino Control Commission and to be licensed by said Commission. A failure to obtain and/or maintain said license or to otherwise comply with the New Jersey Casino Control Act and the rules and regulations promulgated thereunder shall be grounds for immediate discharge and said discharge shall not be subject to the grievance procedure of this Agreement nor shall it be a breach of this Agreement.
     (b) In the event the license of an employee so discharged for revocation is restored finally as the result of an appeal proceeding before the New Jersey Casino Control Commission or the Courts, said employee shall be entitled to reinstatement without break in seniority, but shall not be entitled to any back pay or benefits for the period of his/her separation. Said employee will replace the employee holding the lowest seniority number in the assigned job classification in their prior department. The reinstated employee will be permitted to bid using his/her seniority number on the first occasion of a bid opportunity, subsequent to their reinstatement, according to the seniority provisions contained in this Agreement. Notwithstanding the provisions of this section, an employee may only be out seven (7) months on a leave due to a Casino Control Commission license withdrawal or suspension.
     (c) In the event the license of an employee lapses or expires, such employee will be conditionally discharged and will be entitled to reinstatement to his/her former position without loss of seniority if, within fourteen (14) days of such discharge the employee applies for the license that lapsed or expired and reports back ready for work within fourteen (14) days of obtaining said license.
     3.15 In the event that an employee who has successfully completed his/her probationary period has a problem with his or her right to work in the United States, the Employer shall notify the Union in writing as soon as the problem is known. Upon the Union’s request, the Employer shall meet with the Union to discuss the nature of the problem to see if a resolution can be reached. The Employer agrees that it will notify the person designated by the Union with names of those employees whose work authorizations are going to expire who have been so notified by the Employer.
     Upon request, employees shall be released for up to five (5) unpaid working days during the term of this Agreement in order to attend to Immigration and Naturalization Service (“INS”) proceedings and any related matters for the employee only. The Employer may request verification of such absence. An employee who has successfully completed his/her probationary period who is not authorized to work in the United States and whose employment has been terminated for this reason shall be immediately reinstated to his or her former classification without loss of prior seniority provided the employee produces proper work authorization within six (6) months of the date of termination. Employees do not accrue vacation or other benefits based upon particular Plan policies during such absences.
ARTICLE 4
LEAVES OF ABSENCE5
     4.1. The Employer will not arbitrarily or unreasonably deny a personal leave of absence of up to three (3) months requested by an employee in writing that explains the purpose of the leave; it being understood, however, that only one personal leave of absence may be applied for and received by an employee under this section during his/her anniversary year.
     4.2. An employee will not be entitled to a personal leave until s/he has completed one hundred eighty (180) working days of employment, and an employee will not be entitled to a medical leave until s/he has completed ninety (90) days of employment.
     4.3. Before a medical leave or extensions thereof are granted, the employee must provide his/her department head with a verifiable doctor’s report, including a description of the specific injury or illness suffered and an anticipated return to work date, which subsequently will be kept current should it change. Before being allowed to return to work from medical leave, the employee must notify his/her department head at least five (5) days before the date of his/her actual return and provide a doctor’s note specifically noting that there are no medical restrictions that limit the employee’s ability to do his/her job or that the limitations do not prohibit the employee from performing any of his/her positions’ essential functions, with or without reasonable accommodations.
     4.4. No authorized leave of absence will be deemed to exist under this Agreement

5	Bargaining Minute

unless requested by the affected employee in writing and granted in writing by the Employer; it being understood, however, that when an emergency arises, a leave may be requested and granted orally and that the request and the approval will promptly be reduced to writing after the emergency abates.
     4.5. (a) An employee will be allowed a family or medical leave as provided for by the Federal Family and Medical Leave Act and the New Jersey Family Leave Act
     (b) The parties recognize that the leaves of absence that may be granted in Paragraphs 4.1 and 4.3 above, including leaves for worker’s compensation, encompass leaves that may be taken under the NJFLA and FMLA and that these leaves will run concurrently with any leave granted above.
     (c) The Employer may transfer employees on intermittent or reduced schedule leave. Prior to transfer, the Employer will advise the Union of the transfer and the reasons therefor. The decision to transfer an employee will not be unreasonable,
ARTICLE 56
GRIEVANCES AND ARBITRATION
     5.1. All timely grievances arising between the Parties hereto, unless otherwise stipulated herein, involving questions of interpretation, or application of any clause in this Agreement, or in any acts, conduct or relations between the Parties, directly or indirectly, which arise out of this contract, shall be resolved by utilization of the following method:
     (a) Step l(a) — The employee represented by the shop steward, shall first attempt to resolve his/her grievance with the department head.7
     (b) Step l(b) — In the event the grievance is not resolved at Step (a) above, the employee must file a written grievance with the Union. Said written grievance shall be submitted for resolution to the Employer’s Labor Relations Representative no later than seven (7) calendar days after the receipt of the disciplinary notice by the employee or seven (7) days after receipt of the Step l(a) decision, whichever is later. Non-disciplinary grievances must be filed within thirty (30) calendar days of the event giving rise to the grievance or from the date of Union knowledge of that event whichever is later, except for grievances involving payroll errors which are not required to be filed within that time period and grievances related to House rules which shall be governed by the provisions of Article 3, section 3.2. “Union knowledge” shall mean a business agent or officer, which shall include the Shop Steward having jurisdiction over the affected area. The Union shall not be precluded from pursuing any non-disciplinary grievance that would otherwise be untimely based on the “Union knowledge” of the Shop Steward; however, with the exception of payroll errors, the Employer is such cases will not be liable for back pay or other financial liability, if any, that accrued prior to the date of the filing of the grievance. Payroll errors, which do not include any interpretational questions include, but are not limited to, such matters as failing to pay for hours/overtime hours; data input errors on rate of pay; non-payment of benefit fund contributions for employees eligible to receive contributions on their behalf; and calculation of annual vacation payments, attendance bonuses and holiday pay. If not otherwise resolved, the Employer shall conduct a meeting to resolve the grievance within fourteen (14) calendar days of the receipt of the grievance at the Employer’s Labor Relations Office8 unless said time period is mutually extended by the Parties. Although a

6	Bargaining Minute

7	Bargaining Minute

8	Bargaining Minute

supervisor is not required to attend a meeting, the Employer will make a good faith effort to have currently employed supervisors who the Employer believes are fact witnesses attend meetings. The Employer will advise the Union whether or not that supervisor will attend a meeting or if scheduled to attend, that s/he has become unavailable. If the supervisor does not attend, the Union may go forward with the meeting, or must immediately request to reschedule the meeting or must notify the Employer that it declines to hold the meeting. A written decision will be rendered to the Union within seven (7) calendar days of the date of the meeting or the date of the Union’s notice to the Employer declining to attend a meeting.
     5.2. Resolution Conference — Within fourteen (14) calendar days of the Employer’s decision in Step lb, either party may request a resolution conference with the other party. The resolution conference must be held within ten (10) calendar days of the request. Representatives from both parties who are designated to attend the resolution conference must have authority to resolve the dispute.
     5.3. Arbitration — If the dispute is not resolved at either the meeting or the resolution conference, timely grievances may be submitted to expedited arbitration, or arbitration. Unless there is an agreement to use the expedited procedure, a request must be submitted to the American Arbitration Association (A.A.A.) with a copy to the Employer in writing within fourteen (14) calendar days of the Employer’s decision or the resolution conference, whichever is later. During the fourteen (14) day period the parties may agree to use a mutually selected arbitrator.
     5.4. The expedited arbitration procedure may be utilized for timely grievances where the parties mutually agree.
     (a) Arbitrators for expedited arbitration hearings will be selected from rotating panels of three arbitrators each. The rotating panels will be made up from a list of twenty (20) arbitrators mutually selected on an annual basis to coincide with the effective date of this Agreement. Arbitrators are selected from the panel by the Union and the Employer each striking one (1). The parties agree that the panel will be set up in a manner to ensure a pre-arranged random formula. The arbitrators for expedited arbitration shall be selected within fourteen (14) calendar days from the date of the agreement for use of this procedure.
     (b) Representatives of the Parties at an expedited arbitration shall be limited to a business agent for the Union and a member of the Labor Relations staff for the Employer, except as otherwise agreed to by the parties. A decision shall be rendered in writing within seventy-two (72) hours without the aid of transcripts or briefs.
     (c) The Employer and the Union have the exclusive right to cancel the expedited arbitration procedure, as provided herein, at any time during the term of this Agreement. Such cancellation shall not be subject to the grievance and arbitration provisions of this Agreement.
     (d) Decisions rendered in expedited arbitration shall not be introduced or referred to in any other arbitrations, or expedited arbitrations.
     5.5. If the parties are unable to agree to an arbitrator within the time period referenced in Section 5.3 above, they will request a panel from the A.A.A. and will attempt to select an arbitrator within ten (10) calendar days of receipt of the panel. If unsuccessful, the parties will request a second panel of seven (7) arbitrators. The parties will attempt to select an arbitrator from this second panel within ten (10) days of receipt of the panel. If unsuccessful, the parties will request a third and final panel of seven (7) arbitrators. During the last selection process, the parties will alternately strike arbitrators’ names, via telephone, and the last name remaining shall be designated the arbitrator.9

9	Bargaining Minute

     5.6. The Employer and Union may agree to use a permanent rotating panel of arbitrators.
     5.7. The following shall apply to arbitrations and expedited arbitrations:
     (a) The cost of the arbitrations will be borne equally by the Union and the Employer.
     (b) The arbitrator shall have no authority to alter, amend, add to, subtract from, or otherwise change the terms and conditions of this Agreement.
     (c) The decision and award of the arbitrator shall be final and binding on the Parties.
     (d) For payroll errors, the Employer shall be liable for a period not to exceed two (2) years from the date of grievance.
     5.8. Failure to meet the time limits contained in this Article shall cause the grievance to be irrevocably resolved against the Party missing the time limit.
     5.9. In any disciplinary case, evidence of comparative treatment of employees shall be inadmissible for the purpose of challenging the propriety of discipline imposed.
     5.10 The Parties agree to allow grievances to be heard in front of a mutually agreed upon individual with agreement by both parties. The Parties may agree to have the decisions binding.
ARTICLE 6
MEALS AND LOCKER FACILITIES
     6.1. Employer shall maintain an employees’ cafeteria. Said cafeteria shall be well- ventilated and kept in a sanitary condition. Employer shall provide one (1) meal per six (6) hour shift, at no cost to the employee. All employees working on a shift of more than six (6) hours, cocktail servers on six (6) or more hour shifts, shall be relieved of their duties and be provided a paid meal period of thirty minutes. Said meal shall be on Company time unless the employee declines the meal period offered by the Employer. Bartenders, who cannot be relieved from their stations for meals, shall be provided a snack at their station. In such instances as meals are provided, the food so provided will be wholesome. Where practical and consistent with the business needs of the Employer, a meal period will be provided as close to the middle of the shift as possible under the circumstances.
     6.2. (a) The Employer shall provide clean, well ventilated locker facilities with lockers and/or garment bags. Said facilities shall be kept in a secure condition at all times.
     (b) The Employer shall have a shop steward present, if available, in the event employee lockers/employee garment bags are inspected, provided, however, it is expressly understood and agreed that this provision shall not apply where the locker or employee garment bag inspection is initiated by any local, State or Federal law enforcement or regulatory authority.
     (c) Employees shall cooperate at all times in the maintenance of the lockers/employee garment bags and cafeteria facilities in a clean, secure and orderly fashion.
ARTICLE 7
SHOP STEWARDS10
     7.1 The Union shall select or the employees may elect shop stewards from the regular employees covered by this Agreement The allocation and assignment of Shop Stewards shall

10	Bargaining Minute

be determined by the Union. The number of Shop Stewards shall not exceed seventy-five (75). The Union and Employer agree to review and consult on the number of Shop Stewards periodically, but no later than one (1) year from the effective date of the CBA. The Union shall notify the Employer of the group each Shop Steward is assigned to represent. It shall be the duty of the shop stewards to see that all Parties to this Agreement comply strictly with its terms, including the seniority provisions of Article 3. The activities of the shop steward shall not interfere with the performance of their work for, or the operations of, the Employer.
     7.2 In the event that it shall be necessary for the Employer to layoff employees for any reason, the shop stewards shall be the last employees in their respective departments to be laid off by the Employer. Each Shop Steward shall have seniority over all employees within their own classification within the group represented by the steward for all lawful purposes (i.e. layoff, recall and shift retention). In the event that two or more Shop Stewards from the same classification and same shift represent the same group of employees, only the more senior Shop Steward (as per Article 3.9) shall have such super-seniority. Under no circumstances does this provision recognize or provide rights to a Shop Steward who is on an “on call” shift.
     7.3 The Employer shall not discriminate against the shop stewards because of their activities as such.
     7.4 When practicable, shop stewards shall be scheduled to be off without pay to attend Union meetings provided at least one week’s notice has been given of the meeting date to the designated Employer representative.
     7.5 Labor-Management Cooperation — The Employer and the Union agree that good employee morale and high productivity are in the best interests of all parties. In order to encourage good morale and high productivity, the Employer and the Union agree that upon request by either party, not more than once every other month, to participate in meetings for the purpose of discussing problems, employee suggestions, methods of improving morale or productivity, and other subjects. Such meetings shall include employees designated by the Union, Union representatives, supervisors and other management personnel designated by the Employer. Union and Employer representatives shall attempt to agree on the agenda and time schedule in advance. Both the Employer and the Union shall give due consideration to the views of the employees expressed in meetings. Nothing herein shall in any way obligate the parties to agree to modify any provision of this Agreement or to agree to any request or suggestion which may be made at such meetings. Nothing contained herein shall require or prohibit that such meetings be held during employees’ work time. This shall not prohibit the Employer from holding its own departmental meetings for any departmental employees separate and apart from the meeting referenced herein. Notwithstanding the above, either party can eliminate these meetings, by mutual agreement, within thirty (30) days written notice.
ARTICLE 8
NO DISCRIMINATION
     8.1. There shall be no discrimination against any employee because of Union membership or lawful Union activities, or because of age, race, religion, sexual preference, creed, color, national origin, ancestry, marital status, sex, liability for service in the Armed Forces of the United States, because of a mental or physical disability (where reasonable accommodations may be made to allow for such disability without causing an undue hardship on the operation of the business of the Employer), or because an employee is a rehabilitated offender eligible under Section 91 of the New Jersey Casino Control Act, subject to the provisions of Section 89 and 90 of the Act.

     8.2. The Union shall cooperate with the Employer in operating in strict conformance with an Affirmative Action Plan as required by the provisions of the New Jersey Casino Control Act and the rules and regulations promulgated in accordance therewith.
ARTICLE 9
VACATIONS
     9.1. All regular employees covered by this Agreement, at the conclusion of their first anniversary year of employment shall be entitled to one (1) week of vacation with pay, which pay shall be equal to two percent (2%) of said employee’s gross straight time earnings during said initial period of employment.
     9.2. All regular employees covered by this Agreement who shall have been regularly employed for two (2) years but less than eight (8) years shall receive two (2) weeks vacation with pay, which pay shall be equal to four percent (4%) of said employee’s gross straight time earnings during the anniversary year immediately preceding the vacation date. In computing “gross straight time earnings,” the previous year’s vacation pay shall not be included.
     9.3. All regular employees covered by this Agreement, who shall have been regularly employed for more than eight (8) years shall receive three (3) weeks vacation with pay, which pay shall be equal to six percent (6%) of said employee’s gross straight time earnings during the anniversary year immediately preceding the vacation date. In computing “gross straight time earnings,” the previous year’s vacation pay shall not be included.
     9.4. In computing “gross straight time earnings,” the earnings of “tipped employees” shall be based upon the minimum wage and not the cash wage.
     9.5. Vacation pay shall be given to the employee on the second pay day following his/her anniversary date regardless of when vacation is taken. If there is a failure to make a payment at that time, the employee shall be paid within 24 hours of his/her demand of his/her check. Vacation pay shall be given by separate check and not included as part of the regular payroll check.
     9.6 (a) The Employer shall have the sole right to determine when vacation shall be taken. Notice shall be posted in each department regarding the dates on which vacations may be taken in said department, after which the employees would, in said department, based upon seniority, select vacation dates. No employee shall be obliged to take vacation at the time designated by the Employer unless the Employer shall have given said employee three (3) months advance notice of the projected vacation schedule. Conversely, the Employer shall not be obliged to give vacation at a time requested by employee unless employee shall have made his/her request three (3) months prior to the requested date.
     (b) The Employer shall post vacation availability dates on August 1st for the following: December, January and February; November 1st for the following: March, April and May; February 1st for the following: June, July and August; and May 1 for the following: September, October and November. On the posting dates of August 1, November 1, February 1 and May 1, the following procedure shall be followed: On the first, the Employer shall post vacation availability dates; from the first to the fifteenth, the Employees shall select their preferred vacation dates; from the fifteenth to the twenty-second the Employer will respond to the selections on the basis of seniority and post the selected list; from the twenty-third to the thirtieth, the Employer shall resolve any conflicts among employees by order of seniority. The final list of selections made by seniority shall be posted by the end of the month. Thereafter, vacation selections shall be made on a first come first serve basis.11
     9.7. An employee who is not in the employ of the Employer on the anniversary date of his/her employment, shall not be entitled to vacation pay or any part thereof. It is not intended that this provision shall preclude pro rata vacation pay to persons retiring by reason of illness or longevity, nor is it intended to adversely affect employees whose right to vacation had fully accrued and vested before discharge.
     9.8. Steady chain gang employees shall be paid vacation according to the provisions in this Article.
ARTICLE 10
JURY DUTY
     10.1. Regular employees who serve as jurors on a regularly scheduled workday or workdays, shall be paid the difference only between the amount received by him/her for such service and his/her daily base hourly rate for their regularly scheduled shift to a maximum of ten (10) days for each call.
     10.2 Employee will provide his/her immediate supervisor with:
(a)	Seventy-two (72) hours notice of such case;

(b)	Copy of court order to “appear”;

(c)	Official court documentation as to appearance and amount paid Juror by the court.
     10.3 It is understood that employees will be expected to report to work if excused from jury duty during normal work hours that reasonably coincide with scheduled work time. The Employer shall have the right, at any time, to have any employee called for jury duty relieved in any manner permitted by law.
ARTICLE 11
HOLIDAYS
     11.1. All regular employees covered by this Agreement shall be granted a holiday with pay on the following days: New Year’s Day, Martin Luther King’s Birthday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day. In addition thereto, each regular employee shall receive his/her birthday as an additional holiday and shall receive one (1) personal holiday.
     (a) In the event the Employer decides that additional employees will be offered a day off on a contract holiday over and above those employees scheduled off on such days, the Employer will post the number of available openings for days off and grant such requests on the basis of seniority by shift.
     (b) Regular employees shall give the Employer two (2) weeks notice of the date on which they desire to take their personal holiday.
     (c) Where two (2) or more employees choose the same date for a personal holiday, seniority shall govern and seniority ties shall be broken as set forth in Article 3, Section 3.9, above.
     (d) The Employer shall have the right to decline to schedule a personal holiday in any workweek in which the Employer’s operation is or would thereby be impaired.

11	Bargaining Minute

     (e) Employees who have requested, but have not been granted their contractually entitled personal day off, will be paid a regular shift’s pay in the first pay period following their anniversary date, at the rate the employee is being paid at that time.
     11.2. To qualify for holiday pay, the employee must have been scheduled to work during the pay week in which the holiday falls, and must have reported for work on his/her last scheduled day before said holiday and the first scheduled day after said holiday, unless said requirement is waived, in writing, by the Employer. If an employee is scheduled to work on a holiday, but does not report for work, s/he shall not receive holiday pay unless excused by the Employer from working on said holiday.
     11.3. Regular employees who do not work on a holiday as specified in the aforementioned list shall receive for such holiday the regular day’s pay at straight time. Should it be necessary for the employee to work on any of the above holidays, s/he shall receive his/her regular straight time pay in addition to the holiday pay. If the holiday on which the employee is required to work falls on the sixth or seventh work day of the week for said employee, the employee shall be paid at the rate of one and a half (1 1/2) times his/her hourly rate for the time worked in addition to his/her holiday pay. If, however, employees elect to reduce the workday to less than eight (8) hours, the premium pay for overtime on a holiday as set forth above shall not accrue until the total hours worked during the week in which the holiday falls exceed forty (40) hours. Similarly, if an employee required to work on a holiday is required to work more than eight (8) hours on said day, s/he shall receive two and one-half (2 1/2) times the employee’s regular rate for each hour worked in excess of eight (8) hours on said holiday.
     11.4. Holidays shall be celebrated on the day designated by the Federal Government as a legal holiday. This provision shall not apply to holiday provision for Christmas Eve and Day, New Year’s Eve and Day that will be recognized on their traditional date.
     11.5. Employees shall be entitled to receive holiday pay notwithstanding the fact the holiday falls during their vacation period.
     11.6. December 24th, from 6:00 p.m. to midnight, employees who actually work shall receive two times (2x) his/her regular hourly rate for such work as total compensation.
     11.7. New Year’s Day (the twenty-four [24] hour period commencing at 12:01 a.m., January 1), employees who actually work shall receive two times (2x) his/her regular hourly rate for such work as total compensation.

Example:

1. Employee A	Employee B
8:00 pm to 4:00 am Dec 31 — Jan 1	8 am to 4 pm Jan 1

Hours of Pay	Hours of Pay
4 — straight time for 8 pm to midnight Dec 31	8 — straight time for 8 am to 4 pm
8 — double time for midnight to 4 am	8 — Holiday pay

2. 8 pm to 4 am Jan 1 — Jan 2

Hours of Pay
8 — straight time for 8 pm to 4 am Jan 1 — 2
8 — Holiday pay
     11.8. Steady chain gang employees shall receive holiday pay for any contract holiday actually worked.

ARTICLE 12
HOURS OF WORK AND OVERTIME
     12.1. (a) Eight (8) hours constitutes a shift of work, but does not guarantee work. Employees who report to work for a scheduled shift, and are sent home at the direction of the Employer prior to completion of half of their shift, shall be guaranteed pay for half of their scheduled shift. The Company shall use its best efforts according to its business needs to schedule senior employees in the various departments with the maximum straight-time hours customarily scheduled by the departments. 12
     (b) If said employee is sent home at the direction of the Employer after completion of more than half of their shift, employees will be guaranteed pay for their full shift. Employees on overtime will be sent home prior to all other employees. Employees working a mandatory six (6) day workweek will, on their regularly scheduled day off, be granted voluntary early outs, prior to all other volunteers. Voluntary early outs will be granted first to employees whose shift ends closest to the designated early out time. Seniority will determine who shall receive the early out if two or more employees meet the above criteria.
     (c) Management will post work schedules with a starting time and a finishing time. Where employees other than casino cocktail servers are scheduled for less than eight (8) hours, and work more than their scheduled time, they shall be paid time and one half (1 1/2) for those hours worked past their scheduled time.
     (d) It is understood and agreed that six (6) hours, inclusive of a one-half (1/2) hour lunch period, shall constitute a normal shift for cocktail servers in the casino, provided, however, the Employer shall at all times have the right to schedule said casino cocktail servers for additional daily hours on weekends, holidays, in emergencies and as required by the needs of the business.
     (e) The normal workweek shall consist of five (5) days, provided, however, it is expressly understood and agreed that this shall not constitute a guarantee of work, and the workweek may fluctuate according to the needs of business.
     12.2. Overtime at the rate of time and one-half (1 1/2) shall be paid for all work performed over eight (8) hours in any workday and over forty (40) hours in any workweek, provided, however, that there shall be no pyramiding of daily and weekly overtime and the employee shall receive only one (1), whichever is greater. The overtime rate for tipped employees shall be as provided by the New Jersey Minimum Wage Law. The Employer is required to give the employee notice of no less than one-half (1/2) a scheduled shift in instances requiring forced overtime, except in the replacement of employees who call out, in which case the Employer can require overtime on a one-to-one replacement basis with two (2) hours notice. Employees who are forced to work overtime will be given ample time to make arrangements to work the overtime. Employees will not be required to work overtime hours when such hours would not allow for a minimum of eight (8) hours between those forced hours worked and the start of the employee’s next regularly scheduled shift.
     12.3. (a) Regular employees shall have two (2) designated days off, which days off will be posted at least one (1) week in advance. The Employer shall not change the days off designated for an employee in any particular workweek unless the employee has been given three (3) days prior notice of the intended change or unless mutually agreed upon. Nothing herein contained shall prevent the Employer from re-designating the regular days off. All employees other than food servers shall receive time and one-half (1 1/2) for working on a regularly scheduled day off. Food servers shall receive double time for such work.
     (b) It is expressly understood and agreed that nothing herein shall preclude the

12	Bargaining Minute

Company from scheduling employees to work a workweek of more than five (5) days in order to satisfy business needs, in which event employees so scheduled shall be entitled to only one (1) designated day off.
     12.4. An employee shall receive pay for overtime as set forth in Section 12.2 above and shall not be compensated by time off.
     12.5. The Employer may reduce the workweek without limitation and without penalty, however, seniority rights shall be protected.
     12.6. In emergency situations when employees are called back to the job after having completed their regular work shift, said employee shall be paid for no less than four (4) hours of work.
     12.7. Where time sheets are in use that require employee verification, only the employee will sign such verification.
ARTICLE 13
WAGES
     13.1. Attached hereto and made a part of this Agreement as Schedule “A”, Schedule “A-1”, Schedule “A-2”, Schedule A-2(2) and Schedule B is the wage scale applicable to the Employer. The wages set forth in these Schedules are minimum wage rates only. No employee shall suffer a reduction in wages as a result of the minimum wage scales set forth. If at any time, the Federal or State minimum wage laws applicable to the hotel industry provide for rates more than those stated herein, said wage rates shall be adjusted to conform to a rate equal to five percent (5%) above the legal minimum. Where, however, the minimum wage scale recited herein exceeds Federal or State minimum wage rates, the rates set forth in this contract shall prevail. Regarding wage rates set forth in the attached schedule which may be below the applicable Federal or State minimum wages, it is acknowledged that credit for gratuities and/or food and lodging, where applicable, were considered in arriving at said rates. The Union shall encourage employees to execute tip declaration reports or tip acknowledgment slips upon presentation by the Employer.
     13.2. Regular employees in the employ of the Employer who have successfully completed their probationary period shall receive no less than the wage rates for their classification set forth in the Schedules.
     13.3. If any employee is assigned to perform the work of a higher rated employee temporarily, for a period exceeding one (1) day in any month, then said employee shall receive the higher rated salary for the period actually served in that position. Notwithstanding the above, employees may be called upon to substitute for other employees in other positions for meal and rest periods without affecting their wages. In no event, however, shall any employee receive a reduction in wages if the job that s/he is temporarily assigned is a lower rated position.
     13.4. The Employer shall not levy any fines or penalties of any kind against the employees, but individual employees shall be held responsible for cash, checks, uniforms or merchandise entrusted to them.
     13.5. Errors made by the Employer resulting in the loss of one (1) day’s pay or the equivalent will be adjusted on the employee’s next scheduled workday. (Applies to non-tipped classifications only.)
     13.6. An employee hired on or after September 15, 1991, who has worked 1,200 or more hours during the twelve (12) months preceding his/her hire for one (1) or more Atlantic City casino hotel in one or more positions covered by a collective bargaining agreement with the Union, will receive the one (1) year rate applicable to the job for which s/he is hired. The computation of the number of hours the employee worked during the preceding twelve (12) months will be based on the number of hours for which contributions were made for the employee to the Health & Welfare Fund as reflected in its records.
     In order to be eligible, it will be the employee’s responsibility to show proof of working 1,200 hours in the previous year at another casino/hotel. The Employer will only be required to pay the one year rate prospectively from the date the employee provides the appropriate proof. (The employees can obtain this information from the HEREIU Welfare office)
ARTICLE 1413
GRATUITIES
     14.1. A package plan or deal is a sale where the Employer sells a room, bus tour or group reservation at a fixed price, including food, beverages and gratuities.
     14.2. American Plan includes, within the cost to the guest, three (3) meals per day with gratuities to be paid by the guest in an amount determined by said guests.
     14.3. Modified American Plan includes, within the cost to the guest, two (2) meals per day with gratuities to be paid by the guests in an amount determined by said guests.
     14.4. In the sale of a package plan or deal, gratuities shall be guaranteed on the following basis:
     (a) A gratuity of seventeen (17%) percent of the price charged to a guest for food and/or beverage sold as part of a package plan shall be paid to the bartender, food server or cocktail server, as appropriate.
     (b) Captains shall receive either fifteen cents ($.15) per person, for each meal at which captains are required by the Employer to be present, or one dollar ($1.00) per hour above the regular rate.
     14.5 (a) In all package plans, tour deals, or prearranged bus tours where guests stay overnight, the gratuity per person, in and out shall be as follows: Effective 9/15/04 $3.50
The above gratuity shall be shared by bellperson, bell captain and doorperson, where applicable.
     (b) Where a higher gratuity is presently being paid for these arrangements, the higher amount shall remain in effect until such time as the progression above surpasses the current rate.
     14.6. All complimentary checks and/or coupons will be prominently14 stamped “Gratuity Not Included.”
     14.7. The parties agree to meet to establish a schedule for gratuities to be paid to employees who work complimentary casino parties.
     14.8. A banquet is a function that possesses every one of the following characteristics:
     (a) It is a prearranged party at which food is served;
     (b) It consists of twenty-five (25) or more persons;

13	Bargaining Minute

14	Bargaining Minute

     (c) It is held in a room that is closed to the general public or to other hotel guests;
     (d) The menu is prefixed with a limit of one (1) choice out of three (3) entrees, or is a buffet; and
     (e) The price is prefixed.
     14.9. (a) The Employer shall pay the food servers who work banquets fifteen percent (15%) of the sales price of the meal received by Employer provided the gratuity charged the guest is not less than fifteen percent (15%). In the event the gratuity charged the guest is less than fifteen percent (15%), the food servers shall receive eighty percent (80%) of the gratuity charged.
     (b) The Employer shall pay to bartenders who work parties alone, a gratuity of fifteen percent (15%) of the beverage bill.
     (c) Where food servers and bartenders both work a party where beverage is served, a total of fifteen percent (15%) shall be paid, provided that such gratuity is actually charged the guests, which shall be divided eight percent (8%) for the bartenders and seven percent (7%) for the food servers.
     (d) The Employer shall pay banquet captains a share of the gratuity received by the Employer equal to 1.5% of the sales price received by the Employer for the meal, exclusive of non-food and beverage items.
     14.10. Regarding a “Pay go” bar where tickets are used, the Employer shall pay to the bartender fifteen cents ($.15) per ticket in lieu of gratuities.
     14.11. Banquet prices shall be posted immediately before the commencement of the function. In addition, all persons serving the function who are entitled to share in the distribution of gratuities shall receive with their paycheck a written statement reflecting the distribution of wages and gratuities for each function worked by said employee during the pay period.
     14.12. Employee selection and assignments regarding the utilization of extras in the Catering Department shall be as follows:
     (a) Chain gang — food servers and bartenders.
     (b) “B” list employees who are not otherwise scheduled to receive forty (40) hours of work during the week in which the function occurs.
     (c) Regular employees who are not otherwise scheduled to receive forty (40) hours of work during the week in which the function occurs.
     (d) Other regular employees.
     (e) All others.
     14.13. Steady banquet employees, i.e., chain gang, will rotate assignments on a job-to- job basis.
     14.14. Banquet employees shall work in a private dining room only when the room is closed and the normal servers have their regular day off and the a la carte menu is not being used.

ARTICLE 1515
HEALTH AND WELFARE, PENSION AND SEVERANCE FUNDS
     15.1 A. The Employer agrees to contribute to the Hotel Employees and Restaurant Employees International Union Welfare Fund (“Welfare Fund”), the sum listed below for all hours paid (defined as straight time, overtime, holiday and vacation hours paid and excluding all other hours paid) for each regular employee covered by the CBA, and also including steady extra Banquet Food Servers and Bartenders (i.e. Chain Gang) and B List employees. Said contributions shall be submitted monthly, together with a report of the employee data required by the Welfare Fund, in the format required by the Welfare Fund, by the fifteenth (15th) day of the month following the month for which contributions are to be made. The Employer must report all new hires to the Welfare Fund on a monthly basis. The information to be reported to the Welfare Fund for employees will include: hire date, social security number, classification, address, hours worked, H&W hours, amount paid and employee status (active, LOA, term, layoff, vacation, etc.).
     B. Effective November 3, 2004, Welfare Fund contributions based on vacation payments made to employees shall be paid to the Welfare Fund, together with a separate report to be filed with the Welfare Fund by the fifteenth (15th) day of the month following the month in which the vacation payments were made to employees, including, vacation payments made for vacation that was accrued prior to but paid on or after November 3, 2004, and pro-rated vacation, if any, pursuant to Article 9.7 of the CBA. For purposes of calculating Welfare Fund contribution amounts for vacation hours, hours paid shall be determined by dividing the full vacation pay paid to the employee by the employee’s hourly rate at the time the vacation payment is made. Hours paid shall then be multiplied by the contribution rate at the time the vacation payment is made. This information will be provided to the Welfare Fund at the time the Welfare Fund contribution is made to the Welfare Fund. Such Welfare Fund contribution based on vacation hours will be held in escrow by the Welfare Fund for a period of 364 days from the employee’s anniversary date. The Welfare Fund will attribute the contributions toward each particular employee as vacation is taken or, if the vacation is not taken during the year or if the employee terminates his/her employment prior to exhausting the contributions made based on vacation hours paid, the Welfare Fund shall retain the unused portion of the contributions in the general assets of the Welfare Fund. In order to properly account for all contributions, each employee must notify the Welfare Fund as to when approved vacation time has been taken. The Employer shall notify the Welfare Fund of all employees’ dates of hire within 3 weeks of the date the MOA was signed by the parties and every January 1” thereafter.
     C. Effective November 3, 2004, the Employer shall contribute at the rate of $3.31 per hour for the hours specified above to the Welfare Fund. Effective March 1, 2006, the Employer shall contribute at the rate of $3.60 per hour for the hours specified above to the Welfare Fund. Effective March 1, 2007, the Employer shall contribute at the rate of $3.91 per hour for the hours specified above to the Welfare Fund. Effective March 1, 2008*, the Employer shall contribute at the rate of $4.25 per hour for the hours specified above to the Welfare Fund. Effective March 1,2009*, the Employer shall contribute at the rate of $4.63 per hour for the hours specified above to the Welfare Fund. (*See Side Agreement Attachment 9 (entitled “Side Agreement for Health & Welfare Plan Contributions and Arbitration Procedure”) from 2004 Agreement for establishing Welfare Fund contribution rates in these years.)
     D. Regular employees shall be given written notification from the Employer if the number of hours contributed in the previous month to the Welfare Fund is less than the fund eligibility level.

15	Bargaining Minute

     E. The Welfare Fund contribution for all eligible employees will, for the month of September of each year of this CBA, be paid on one hundred twenty (120) hours (without regard to the hours paid in said month) at the contribution rate in effect in the preceding month. Provided, however, that the Union shall notify the Employer of any change in the minimum Welfare Fund eligibility requirement (i.e., present 120 hour rule) prior to August 1 in any year. In the event of such a change, the Employer may elect to either pay the minimum fund eligibility on all employees or make its payment on the regular basis. The Employer will notify the Union of its election prior to September 1 of such year.16
     F. A regular employee who is scheduled to work and who reports for work at the start of his/her scheduled shift and who is subsequently sent home by the Employer for a lack of work shall, except as limited below, have his/her Welfare Fund contribution paid for the balance of the number of hours the employee was scheduled to work on the shift. This guarantee does not apply where the Employer’s establishment or any part thereof is closed as a result of ACTS OF GOD; fire; loss of heat, water or electricity; failure of an entertainer to perform; national, state or local emergency; or the closure by the CCC or the DGE.
     15.2 — HERE International Union Pension Fund, HERE International Union Local 54 Severance Trust Fund and HERE Union Local 54 Pension Fund
     A. The Employer agrees to contribute to the Hotel Employees and Restaurant Employees International Union Pension Fund (“International Pension Fund”), Hotel Employees and Restaurant Employees International Union Local 54 Severance Trust Fund (“Severance Fund”), and the Hotel Employees Restaurant Employees Union Local 54 Pension Fund (“Local 54 Pension Fund”) the sums listed below for each straight-time hour paid (excluding vacation, holiday, overtime and any other hours paid) to each regular employee covered by this CBA. Pension and Severance contributions shall also be made for each straight-time hour paid (excluding vacation, holiday, overtime and any other hours paid) to steady extra Banquet food servers and bartenders (i.e. Chain Gang). Said contributions shall be submitted monthly to, respectively, the International Pension Fund, the Severance Fund, and the Local 54 Pension Fund, together with a report of the employee data required by the trust fund for each such found, in the format prescribed by the respective trust fund, by the fifteenth (15th) day of the month following the month for which contributions are to be made.
     B. International Pension Fund Contribution Rates

10/1/04 —	$.573 per hour
10/1/05 —	$.673 per hour
10/1/06 —	$.773 per hour
10/1/07 —	$.873 per hour
10/1/08 —	$.973 per hour
     C. Severance Fund Contribution Rates
     Effective October 1, 2004 — $0.05 per hour
     Effective September 15, 2008 — $0.10 per hour for the first year of employment, $0.14 per hour for the second year of employment and $0.19 per hour thereafter
     D. Local 54 Pension Fund Contribution Rates
     $0.50 per hour on all straight-time hours paid as set forth in Section 15.2 A. above for the life of the CBA.
     15.3 — The Employer and the Union agree to be bound by the Agreements and Declarations of Trust of each of the Welfare Fund, International Pension Fund, Severance Fund,

16	Bargaining Minute

and Local 54 Pension Fund as may, from time to time, be amended, and they do hereby irrevocably designate as their respective representative on the Boards of Trustees, such Trustees named in said Agreements and Declarations of Trust as Employer and Union Trustees, together with their successors selected as provided therein, and agree to abide by and be bound by all procedures established and actions taken by the Trustees pursuant to said Trust Agreements. Any provision in this Agreement that is inconsistent with the Agreements and Declarations of Trust, or the Plan of Benefits, rules, or procedures established by the Trustees, shall be null and void.
ARTICLE 16
VISITATIONS AND NOTICES 17
     16.1. Designated Union representatives shall have the right to visit the Employer’s establishment at reasonable times in order to investigate matters relative to wages, hours, working conditions and grievances. Such visits, however, shall not be made at such times or in such manner as shall interfere with the proper management and operation of the casino hotel. Union representatives shall notify the Employer’s Director of Labor Relations or designated representative in advance to arrange a time for and describe the nature of intended visits.
     16.2. Subject to the notification provision of paragraph 16.1 hereof, the Employer shall permit the Union to post announcements of meetings and functions in areas specifically designated by the Employer.
ARTICLE 17
NO STRIKES — NO LOCKOUTS
     17.1 Both the Union and the Employer recognize the service nature of the hotel-casino business and the duty of the hotel-casino operator to render continuous and hospitable service to the public in the way of lodging, food and other amenities and accommodations. The Union agrees that it will not call, engage in or sanction any strike, sympathy strike, work stoppage, slow-down, picketing, sit-down, sit-in, boycott, refusal to handle merchandise or any other interference with the conduct of Employer’s business for any reason whatsoever. This shall include dealings by the Employer with non-union suppliers, deliverymen, organizations, or other employees not covered by this Agreement. The Union further agrees that it will not interfere with any guest or tenant at the hotel while s/he is a guest or tenant occupying a room or space who sells or exhibits non-union merchandise or employs non-union help. The Employer agrees that it shall not lock out its employees or any part of them covered by this Agreement.
ARTICLE 18
MOST FAVORED EMPLOYER
     Recognizing the competitive nature of the hotel-casino industry and the desirability of maintaining a balance among the hotels in Atlantic City, the Union agrees that if it enters into any contract with another Employer operating a hotel-casino in Atlantic City containing terms as to wages, hours or conditions which are more favorable to said other Employer than the terms or conditions of this contract, then at Employer’s option, said terms shall be incorporated into this Agreement and become supplementary thereto. The Union agrees that upon demand of the Employer it shall exhibit to the Employer or its authorized representative any Agreement entered

17	Bargaining Minute

into with another hotel-casino in Atlantic City, New Jersey. A failure on the part of the Employer to insist upon the application of this section, whether said failure is intentional or a result of an oversight, shall not constitute a waiver of Employer’s right to demand enforcement of this provision on other occasions. Nothing herein contained shall be interpreted to render this provision applicable to a hotel or motel which does not own or operate a casino in Atlantic City, New Jersey.
ARTICLE 19
FUNERAL LEAVE
     19.1 Regular employees shall be entitled to leave of up to three (3) scheduled workdays with pay to attend the funeral of a member of the employee’s immediate family, defined as mother, father, grandparents, grandchildren, sister, brother, spouse, child or domestic partner (as defined and established by HEREIU Welfare Fund or as proven with the same evidence as required by the HEREIU Welfare Fund). The Employer may require proof of death and/or relationship to employee. If, due to unique circumstances, an employee requires additional time, s/he may request such additional unpaid time off in accordance with the provisions of Article 4, Sections 4.1, 4.2, and 4.4, which will not arbitrarily or unreasonably be denied.
ARTICLE 20
MISCELLANEOUS PROVISIONS
     20.1. a) Room attendants shall be assigned and expected to complete two (2) rooms per scheduled hour of work. A bedroom and parlor or bedroom and kitchen shall equal two (2) rooms. Other rooms sold as suites or bedrooms with two (2) baths shall equal one and one-half (l1/2 ) rooms. Extra rooms premiums shall be $5.00. The premium for cots and cribs shall be $1.50. Said room attendants shall receive a receipt for every extra room cleaned and every cot serviced before leaving the premises each day. Room attendants who use electric vacuum cleaners shall be assigned one (1) less room per eight (8) hour shift.
     b) When the Employer renovates and/or builds new rooms, or adds amenities to the rooms, the Employer will notify the Union and the Employer and Union will meet and discuss the room credits.
     20.2. Health and Safety
     a) The Employer agrees to provide a safe and healthy work environment for all employees covered by this Agreement as required under Federal and/or State laws, including all appropriate training.
     b) The Employer agrees to give deliberate response to all safety violations cited by OSHA. Every effort will be made to attempt to rectify the situation according to the law and where the corrective action does not jeopardize the operational effectiveness or employee’s safety.
     c) The Employer shall provide, at no cost to employees, all safety equipment that is required by law (excluding shoes) such as safety glasses, gloves, safety belts or masks. The employee is responsible to maintain the items in a proper manner, and is responsible for the replacement cost of any item lost, stolen or destroyed other than due to normal usage. Employees are required to use all safety equipment provided by the Employer and return same upon termination of employment.
     20.3. The Employer may not schedule managers to replace bargaining unit employees on an employee’s day off.

     20.4. Management Guidelines — Employer shall establish and give to the Union written guidelines that address the responsibilities and conduct of Supervisory Personnel. Said guidelines shall be designed to promote efficient, smooth and consistent operations of the Employer’s business and to ensure equal treatment to employees and shall not conflict with any portion of this Agreement.
     20.5. Hosts, hostesses, captains, food servers, cocktail servers, bus persons, and banquet food servers shall not be called upon to clean, polish, vacuum, sweep, service or maintain hotel or kitchen equipment or be required to perform other duties normally assigned to non-tipped personnel. These restrictions shall not apply where the quality of service provided to guests would be adversely affected. In no event would these duties be regularly or routinely assigned to tipped employees.
     20.6. Bartenders shall be required to perform the normal handling of checks. They shall not be responsible for checks issued to cocktail servers. Bartenders performing special duties shall receive ten dollars ($10.00) a day above their regular rate when mutually agreed upon by the Parties.
     20.7. In the event that the Employer shall become the owner/operator of another hotel casino in Atlantic City, New Jersey, and the Union presents the Employer with proof, by a membership or authorization card check, that the Union lawfully represents a majority of the employees in the appropriate bargaining unit in said hotel-casino (consistent with the type of culinary unit in existence in the Atlantic City hotel-casino industry), the Employer agrees to recognize the Union as the exclusive bargaining representative of said employees without the need to conduct a representation election. If and when recognition is so obtained, the Employer and the Union will adopt the terms and provision of this Agreement. Pending the conclusion of such an Agreement, the initial wages, hours and working conditions will not be such as to undermine the prevailing area standards, as reflected in this Agreement; provided, however, that for purposes of developing a stable work force in the opening phase, the Employer and Union agree that:
     (a) The Employer’s obligations with respect to Pension and Severance contributions for newly-hired (as opposed to transferred) employees shall not become effective before six (6) months after the date of opening.
     (b) The Parties may agree (but neither is obliged to agree) to delay the implementation of any other provisions of this Agreement deemed appropriate for a reasonable period. The Union will cooperate and respond in supplying all employee hiring needs to the extent the Employer seeks such supply and referrals.
     20.8 Subcontracting and Subleasing:
     1. It is recognized that the Employer and the Union have a common interest in protecting work opportunities for all employees covered by this Agreement and employed on a regular basis.18 Therefore, no work customarily performed by employees covered by this Agreement as of the effective date of this Agreement (other than set forth below) shall be performed under any lease, contract, sub-lease, sub-contract, or other agreement unless the terms of any lease, contract, sublease, subcontract or other agreement specifically states that (a) all such work shall be performed only by members of the bargaining unit covered by this Agreement and (b) the Employer shall at all times hold and exercise full control of the terms and conditions of employment of all such employees pursuant to the terms of this Agreement. The provisions of this Article apply to all operations on the Employer’s premises covered by this Agreement regardless of location or displacement of employees or prior use of the area occupied by such operations. Notwithstanding the foregoing provisions, the Employer may continue to purchase

18	Bargaining Minute

products and services from outside sources to the extent they have been in the past. In addition, these provisions shall not be applicable to those food, snack and beverage operations commonly referred to as “fast food” or counter service as for example, Starbucks, TCBY Yogurt, and Cinnabun, etc.
     2. Notwithstanding the above, the parties specifically agree that this Article shall not apply to the business operations of any person or entity occupying space pursuant to a lease, contract, sub-lease, subcontract or other agreement with the Employer entered into prior to the effective date of this Agreement (such leases, contracts, subleases, subcontracts or agreements being referred to herein as the “Existing Contracts”) nor to the space they are occupying or will occupy, provided that the square footage of such location or relocation may not be expanded by more than twenty-five (25%) of the present square footage occupied or to be occupied. The foregoing sentence shall apply to the Existing Contracts notwithstanding that the space to be occupied under the Existing Contract has not yet been built out, occupied or opened for business and to any Assignees, Subtenants, or replacement tenants subsequently occupying the space and shall continue for the duration of any renewal or extension of the term of such Existing Contract or any replacement contract. This exclusion shall further apply to any extensions or modification of any Existing Contract, including without limitation those modifications which may involve assignment of an Existing Contract, tenant relocation or the expansion of space occupied pursuant to an Existing Contract.
     3. No bargaining unit employee shall be laid off or suffer any loss of wages, benefits, seniority, hours of work, or classification as a consequence of any Employer decision pursuant to paragraphs 1 and 2, above. The Employer agrees to bargain with the Union regarding the impacts, if any, of any such Employer decision.
     20.9. Employees with over one (1) year’s continuous service shall accrue one (1) normally scheduled day’s pay for attendance without absence from any scheduled shift (except only days hospitalized) during any three (3) month period of continuous employment. In no event may the employee earn more than four (4) such days pay during any anniversary year. Periods when an eligible employee is on leave of absence shall not be included as part of any three (3) month period. Earned pay shall be paid by separate check following the employee’s anniversary date.
     20.10. Apprenticeship Program: The Employer agrees to establish a registered joint labor management culinary apprenticeship program by May 1, 2000 and to participate in an industry wide joint apprenticeship training committee that will adopt the minimum standards for qualification in the relevant cooks’ classification. The Apprentice Cook rate (below) will be on a separate schedule:

Start	$7.41
6 months	$7.91
12 months	$8.90
18 months	$9.39
24 months	$9.89
ARTICLE 21
SUCCESSORS AND ASSIGNS
     21.1 Ownership. This Agreement shall cover all employees employed in classifications listed in Schedules A, A-l, A-2, A-2(2) and Schedule B in operations within the jurisdiction of the Union which, during the term of this Agreement, are owned by, operated by or substantially under the control of the Employer. The term “Employer” shall be deemed to include any person, firm, partnership, corporation, joint venture or other legal entity substantially under the control of the Employer covered by this Agreement, or one or more principal(s) of the Employer covered by this Agreement or a subsidiary of the Employer covered by this Agreement, or any person, firm, partnership, corporation, joint venture or other legal entity which substantially controls the Employer covered by this Agreement.
     21.2 Obligations on Employer Selling or Assigning.
In the event that the Employer sells, transfers, or assigns all or any part of its right, title, or interest in the operation covered by this Agreement or substantially all of the assets used in such operation, or in the event there is a change in the form of ownership of the Employer, the Employer shall give the Union reasonable advance notice thereof in writing, and the Employer further agrees that as a condition to any such sale, assignment or transfer, the Employer will obtain from the successor or successors in interest a written assumption of this Agreement and furnish a copy thereof to the Union, in which event the assignor shall be relieved of its obligations hereunder to the extent that the assignor has fully transferred its right, title or interest. The Union shall not be required to post a bond or other security as a condition to obtaining an injunction or other equitable relief against a violation or threatened violation of this Section.
     21.3 Obligations on Successor Employers.
This Agreement shall be binding upon the successors and assigns of the parties hereto. No provisions, terms or obligations herein contained shall be affected, modified, altered or changed in any respect whatsoever by the consolidation, merger, sale, transfer or assignment of the Employer’s interest, or any part thereof, in any establishment covered by this Agreement.

ARTICLE 22
TERM OF CONTRACT
     22.1. This contract shall supersede any other contract in effect between the Employer and the Union and any prior or pre-existing contract, regardless of its named expiration date is hereby canceled and voided, to the intent and purpose that this shall be the only contract between the Employer and the Union and shall supersede any contract between the Employer and individual member or members of the Union coming within classifications covered by this Agreement.
     22.2. The Union anticipates negotiating new or amended contracts with other casino hotels and/or the Casino Hotel Association upon expiration of the current contracts. The Employer shall have the right to exercise the option of adopting the first such contract as its own, provided such option is exercised at least sixty (60) days prior to September 14, 2009. If such option is exercised, the instant contract shall remain in effect until such time as the new contract (with its appropriate retroactivity) becomes applicable. Any such contract shall contain the present Article 18 Most Favored Employer language. In the event more than six (6) of the casino hotels exercise the aforesaid option, the option provided herein shall be null and void and of no further effect.
     22.3. Amendments, additions and/or deletions to this Agreement, with the exception of powers under Articles 18 and 21, paragraph 22.2, will be null and void unless in writing and signed by the Parties hereto.19
     22.4. The collective bargaining agreement shall remain in effect until 11:59 p.m. on September 14, 2009 and shall continue in full force and effect from year to year thereafter, unless either party serves sixty (60) days written notice of its intention to terminate, modify, or amend the Collective Bargaining Agreement
     IN WITNESS WHERE OF, the undersigned Parties have hereunto set their hands and seals this       day of                      2005.

ADAMAR OF NEW JERSEY, INC.,D/B/A TROPICANA CASINO AND RESORT

BY:

UNITE HERE LOCAL 54 INTERNATIONAL UNION

BY:

C. Robert McDevitt, President

BY:

Donna M. DeCaprio, Secretary Treasurer

19	Bargaining Minute

SPECIAL DUTY RATES: The following rates will be paid only for hours actually worked in these classifications:
High Window Washer — $2.75/hr. + Heavy Porter rate
Stationary Bell Captain — $l.00/hr. + Bell Captain Rate
Leads — $.50 per hr. + applicable rates
Convention Services Attendants — $.75/hr. + Heavy Porter rate
Showroom Captains who work shows with direct seating will receive four (4) hours guarantee of work.
WAGE AGREEMENT
1. TOP SCALE BONUSES — Bonuses (“Top Scale Bonuses”) shall be paid to all employees in the classifications20 set forth in Schedule A-l who are at the top scale rate or above (such employees hereinafter referred to as “Top Scale Employees”) effective September 14, 2005 and September 14, 2006, respectively. The Top Scale Bonuses for 2005 shall be paid no later than the first pay date following October 7, 2005 and, for 2006, by no later than September 30, 2006. The Top Scale Bonuses shall be calculated, respectively, by multiplying $0.25 by each straight time hour worked by a Top Scale Employee for the employer in the period commencing September 15, 2004 and ending September 14, 2005, and the period commencing September 15, 2005 and ending September 14, 2006. Top Scale Bonuses shall only be paid to those Top Scale Employees who were in the employ of the employer as of September 15, 2005 and September 15, 2006, respectively (including those Top Scale Employees who retain seniority under the 2004 CBA but who are in layoff or leave of absence status as of those dates). Top Scale Bonuses are payable on straight time hours worked by such Top Scale Employees for such employer only. Top Scale Bonuses shall be issued by each employer in a separate bonus check to each eligible Top Scale Employee, subject to all required taxes and withholdings. The Top Scale Bonuses for 2005 shall be subject to the minimum tax withholdings required by applicable law and regulation.
2. TOP SCALE RATE IN EACH CONTRACT YEAR — The rate to be paid to Top Scale Employees (the “Top Scale Rate”) in each classification listed in Schedule A-l shall be the Top Scale Rate effective 9/14/04 set forth in the CBA (unless the employee is already paid at a higher rate), except that such Top Scale Rates (or higher rates) shall increase by $0.25 effective 9/15/2007 and by $0.30 effective 9/15/2008.
3. WAGE RATES FOR EMPLOYEES IN STEPS SET FORTH IN SCHEDULES A & A-2 TO THE EXPIRED CBA
a. All employees hired prior to September 15, 2004, who as of such date were in the wage progressions (the “Wage Progressions”) listed in Schedules A and A-2 (have not reached the Top Scale Rate), shall for the period commencing September 15, 2004 and ending September 14, 2005, be frozen at the wage rate in effect for each such employee as of September 14, 2004. All such employees are referred to as Frozen Employees herein.
b. Except as limited herein, all Frozen Employees shall, on September 15, 2005, advance one (1) step in the Wage Progressions from the wage rate in effect for each such employee as of September 14, 2004. On each successive September 15, the Frozen Employees shall progress one (1) additional step in the Wage Progressions. This includes all Frozen Employees regardless of their current step, including those who are working at the start rate and 1 -year rate and who would not normally advance a step until their next employment anniversary date. This also includes Frozen Employees working at the 7th step Wage Progression rate, who will move to the current Top Scale Rate.

20	Bargaining Minute

c. Except as limited herein, all Frozen Employees, regardless of their current Wage Progression step, shall no longer progress through the Wage Progression steps on their employment anniversary date, but shall progress through the Wage Progression steps on September 15 of each year only (commencing September 15, 2005).
d. Except as limited herein, Employees hired on or after September 15, 2004 (“New Hires”) in classifications included in Schedule A-2 shall progress normally through the steps in Schedule A-2 (i.e., year 1 on anniversary date, year 2 on anniversary date, steps 3 and above on September 15 of such year, unless otherwise set forth below).
e. Effective for the contract years of September 15, 2007 through September 14, 2008 (“Year 4”), and September 15, 2008 through September 14, 2009 (“Year 5”), all employees in classifications included in Schedules A and A-2 who have not yet achieved the Top Scale Rate prior to September 15, 2007, shall receive their Year 4 wage increase and Year 5 wage increase, respectively, in 50% increments spread six months apart. This shall be the case for employees moving through any step in the scales, which includes the following steps: start to 1 year; 1 year to 2 year; 2 year to 3rd step; 3rd step to 4th step; 4th step to 5th step; 5th step to 6th step; 6th step to 7th step, and; 7th step to the Top Scale Rate. All such moves shall occur on September 15 and March 15 of Year 4 and Year 5, respectively, except for such moves relating to employees moving from start rate to 1 year rate and 1 year rate to 2 year rate in Year 4 and/or Year 5, who shall move 50% on their employment anniversary date and 50% on the 6 month anniversary of their employment anniversary date (e.g., for an employee hired on 2/15/07 — 50% of 1 year Wage Progression increase on February 15, 2008 and 50% of 1 year Wage Progression increase on August 15, 2008).
4. EXAMPLES — All of the agreements set forth herein are expressly qualified by the examples set forth in Attachment 11, which are incorporated herein and made a part hereof by reference. If there is any dispute regarding the intent of any proposal set forth herein, the examples set forth in Attachment 11 shall provide the controlling interpretation. The examples used are for the classification of bartenders, but shall be applied equally to all classifications set forth in Schedules A, A-l, A-2 and A-2(2).

SCHEDULE “B”
Starting Wages for Banquet Extras*

	CHAIN	B-LIST
Food Servers	6.11	5.09
Captains	7.54	6.52
Food Service Att.	6.59	5.57
Bartenders	10.16	8.12
Bartenders, Ser.	12.42	9.95
     Employees will receive wage increases as follows:
1 .CHAIN GANG AND B-LIST EMPLOYEES — Chain Gang and B-List employees shall receive a bonus in 2005 and 2006 using the same formula and rules as is being used for Top Scale Bonuses in September 2005 and September 2006, and as set forth in paragraph 1 of the Wage Agreement above. The bonuses for B-List employees shall be payable only by the employer for whom the B-List employee primarily worked. The determination of this employer responsibility shall be made in the same manner as is detailed in the side letter addressing health and welfare contributions for B-List employees that is attached to the CBA (i.e., the employer for whom the B-List employee worked the most hours is responsible for paying that employee a bonus for all hours he/she worked for that employer only). Given that the determination of employer responsibility for the payment of the B-List bonuses will require the mutual exchange of information between the Union and each AC Casino, the B-List Bonuses in 2005 and 2006 shall be payable within 15 days after the parties have agreed upon financial responsibility for the B-List Bonuses. The effective wage rate for Chain Gang employees only (and not B-list employees or other extras) shall remain unchanged, except that such rates shall increase by $0.25 effective 9/15/2007 for all such Chain Gang employees on the payroll as of 9/15/2007 and by $0.30 effective 9/15/2008 for all such Chain Gang employees on the payroll as of 9/15/2008. The effective wage rate for B-List employees and other extras only (and not Chain Gang employees) shall remain unchanged, except that such rates shall increase by $0.15 effective 9/15/2007 for all such B-List employees and other extras on the payroll as of 9/15/2007 and by $0.15 effective 9/15/2008 for all such B-List employees and other extras on the payroll as of 9/15/2008. The start rates listed above for B-List and Chain Gang shall remain unchanged for the duration of this Agreement.
     The above stated rates are calculated on the basis of twenty (20) covers to be served by the food servers. In the event a food server is called upon by Employer to serve more than twenty (20) covers, extra compensation shall be paid by dividing the above stated rates by twenty (20) and multiplying said sum by the number of extra covers served. Each food server shall be required to set up and break down his/her own stations and shall receive no extra compensation therefor. If, however, a food server is called upon to set up or break down more than his/her twenty (20) place settings, s/he shall receive four cents ($.04) per place setting set up or broken down more than twenty (20).

*	There shall be a four (4) hour minimum for all banquet extras, except extra bartenders who shall be guaranteed eight (8) hours.[21]
     In the event regular food servers are called upon to serve banquets, they shall immediately punch out from the regular department and punch into the banquet department and will thereupon be entitled to receive the above banquet rates.

21	Bargaining Minute

BANQUET EXTRAS
     Overtime of four (4) hour minimum — same hourly rate of pay.
     Over one-half (1/2) hour — goes to full hour.
     Over eight (8) hours — time and one half regular hourly rate.
MODEL BANQUET STATEMENT
NAME

DATE	FUNCTION	PAY	GRATUITY	EXTRA COVERS
10/16/83	Lunch	$14.00	$15.75
10/17/83	Reception	$14.00	$24.50
10/18/83	Dinner	$14.00	$18.50	$7.00
(SAME STATEMENT FOR BARTENDERS WORKING PARTIES)
EXTRA PAY FOR EXTRA COVERS
     Anyone required to work more than their normal twenty (20) covers for banquets, (except continental breakfasts), thirty (30) covers for buffets, over fifteen (15) covers for French service banquets, will receive the pay for extra covers set up; e.g., ten (10) extra covers, $7.00 extra pay, or seventy cents ($.70) per extra cover set up.
GRATUITY FOR EXTRA COVERS
     Employees who work extra covers will receive a full gratuity for covers actually worked. This is done by taking the full gratuity for the extra covers worked first, then dividing the remainder of the gratuity equally among the servers.
GUARANTEE COVERS
     When a party has a guarantee and the party falls below the guarantee, then the guarantee of covers will be paid at the fifteen percent (15%) gratuity, provided the Employer is able to collect said guarantee.
REPORTING PAY
     When extras report to work and are sent home for lack of work, they shall receive full hourly pay for the scheduled shift.
EXTRA EMPLOYEES
     1. Extra employees are subject to the same grievance procedure and progressive system of disciplinary action as steady employees after fifteen (15) days of actual work for the Employer.
     2. Banquet employees shall not be required to separate silver, move heavy carts, or set up stations that are not their stations. However, if scheduled as set-up and break-down crews, then banquet personnel scheduled will be required to set up no more than two (2) stations.
EXTRA BARTENDERS
     Extra bartenders shall not be obligated to work more than one (1) party during any eight (8) hour shift. In emergency situations, a regular bartender, with his/her consent, may be assigned to work parties. Any extra bartender required to work a combination bar will receive the service bartender’s rate.

BARGAINING MINUTES AND SIDE AGREEMENTS
Endnotes have been inserted throughout the Agreement as a matter of convenience and their location does not define, alter, vary or serve to interpret any provision of this Agreement.
1. Article 3, Control Discharge & Seniority, Section 3.1 — This bargaining minute describes the parties’ understanding of any arbitration involving an employee’s overt, discourteous conduct toward a guest or patron. No negative inferences will be drawn by an arbitrator against the Employer if a guest or patron, who was the object of overt, discourteous conduct by a grievant or grievants, is unable or unwilling to testify at the arbitration. In lieu of a personal appearance, the testimony of the guest or patron may be taken by alternative methods, such as telephonic or video conferencing, providing the Union can verify the identity of the guest or patron.
When the Employer advises the Union that a guest will appear at an arbitration, either telephonically or in person, a Union representative may only contact the guest by telephone together with a representative of the Employer’s Labor Relations Department.
Notwithstanding this agreement, there will be no change in the rules of evidence normally utilized in an arbitration process. This bargaining minute does not affect any other types of cases. See page 5 for location of endnote.
2. Article 3, Section 3.3(c) — Each of the Employers recognize that personal service of a disciplinary notice on an Employee in the workplace is a good personnel practice which they intend to continue. On occasion, for one reason or another, an Employer may not be able to do so, in which case mailing on or before the seventh day will suffice as notice hereunder. In no event, however, will such mailings be regularly substituted for personal service. See page 5 for location of endnote.
3. Article 3, Section 3.3(d) — This bargaining minute describes the Parties’ understanding regarding the administration of Article 3, Section 3.3 (d). If in a just cause arbitration, the Union introduces an employee’s past service record beyond the twelve month period in any arbitration, the Employer may introduce the employee’s entire disciplinary record and the arbitrator may consider such record in his/her award. See page 5 for location of endnote.
4. Article 3, Section 3.7(d) — The Parties agree that seniority will not govern “Choice of station or floor assignments, as otherwise qualified,” pursuant to Article 3, Section 3.7 (d), in those classifications/departments where the Employer has traditionally assigned employees. The above shall apply to those areas which fall within the realm of traditional assignment. This will include, but not be limited to, existing areas, expansion of existing areas, creation of new areas or any other type of expansion which is part of the Employer’s operation. Additionally, the Employer agrees that it will not make assignments for punitive or retaliatory purposes. See page 6 for location of endnote.
5. Article 4, Leave of Absence — With respect to the issue of excessive leaves of absence, the Parties agree that an Employer has a reasonable expectation that an individual who accepts a full time position will be available to work full time with due consideration for that employee’s statutory and contractual rights and circumstances which may arise in his/her personal life. See page 9 for location of endnote.
6. Article 5, Grievance & Arbitration — This Article subject to a side agreement between the Parties attached hereto as Attachment 2. See page 10 for location of endnote.

7. Two Bargaining Minutes as follows: See page 10 for location of endnote.
     Article 5, Grievance & Arbitration, Section 5.1 (a) — The Parties agree that the purpose of step 1 (a) of the grievance procedure in cases dealing with discipline and discharge is to require employees to first attempt to resolve such grievances at the department head level. Any employee who files a written grievance within seven (7) calendar days after his/her receipt of the disciplinary notice shall not be foreclosed from further processing of his/her grievance. If the grievant, however, fails to utilize a step 1 (a) and files a grievance within seven (7) days, s/he has seven (7) days from the filing of the grievance to attempt to resolve the grievance with the department head or s/he is precluded from pursuing the grievance. If the employee timely attempts the step 1 (a), the Employer reserves the right to postpone any further processing of such a grievance until the step 1 (a) has been completed, not to exceed seven (7) days. See page 10 for location of endnote.
     Article 5, Grievance & Arbitration, Section 5.1(a) — The written disposition of a non-disciplinary grievance at Step l (a) will be non-precedential and will not be deemed to have modified or amended this Agreement. See page 10 for location of endnote.
8. Article 5, Grievance & Arbitration, Section 5.1(b) — In any step 1 (b) meeting under Article 5, the Parties agree that as long as the Union has given sufficient notice and space is reasonably available, a room will be made available with seating for all participants and a desk or table for the business representative to take notes. See page 10 for location of endnote.
9. Article 5, Grievance & Arbitration, Section 5.5 — The Parties agree that in handling discharge cases under Article 5, the Parties, their representatives and any arbitrator selected by the Parties recognize that best efforts shall be utilized to schedule an arbitration within five (5) months of the selection of the arbitrator. The arbitrator should suggest alternative times such as afternoons or evening sessions to achieve this goal. The failure to meet these time limits will not require any action by the arbitrator nor is the failure an arbitrable issue, but the Parties do recognize that the above stated time limitation is the goal that the Parties and the arbitrator seek to achieve. See page 11 or location of endnote.
10. Article 7, Shop Stewards — If the Employer relieves a Shop Steward from his/her employment duties to attend grievance hearings, it shall be without loss of pay. See page 12 for location of endnote.
11. Article 9, Vacations, Section 9.6(a)(b) — Vacation weeks which have not been selected after the final posting required by the Agreement and which the Employer has not closed and/or assigned are available on a first come first serve basis. Employees who wish to select these week(s) shall, on a form provided by the Employer, request the available week(s) fourteen (14) days in advance of the specific week(s). The Employer shall respond to the employee within seven (7) days of the request. See page 15 for location of endnote.
12. Article 12, Hours of Work and Overtime — This paragraph, which deals with shift scheduling in cases where the Employer decides to change a department’s hours of operation, is not intended to reduce the ability of the Employer to operate efficiently and effectively, does not restrict the Employer from changing hours of operation or from establishing new shift schedules, is not a guarantee for senior personnel of forty (40) hours or other customary shifts assignments and does not require shortened shift scheduling to be accomplished in inverse order of seniority. Within these constraints, it does reflect the Employer’s commitment consonant with its business needs, to use its best efforts to enhance work opportunities for senior personnel when short shift schedules are implemented. See page 17 for location of endnote.
13. Article 14, Gratuities — This Section subject to a side agreement between the Parties attached hereto as Attachment 3. See page 19 for location of endnote.
14. Article 14, Gratuities, Section 14.6 — “Prominently” is defined as sufficiently legible so that patrons can easily see that gratuities are not included when s/he is signing for a complimentary. See page 19 for location of endnote.
15. Article 15, Health & Welfare, Pension & Severance — The parties agree that the terms and conditions of Article 15 of the parties prior CBA remained in full force and effect (effective 9/15/04 to 11/3/04) except as modified herein. See page 21 For location of endnote.
16. Article 15, Health & Welfare, Pension & Severance, Section 15.1E This Section is subject to a side agreement between the Parties attached hereto as Attachment 4. See page 22 for location of endnote.
17. Article 16, Visitation and Notices, Section 16.1 — This Article subject to a side agreement between the Parties attached hereto as Attachment 5. See page 23 for location of endnote.
18. Article 20, Miscellaneous Provisions, Section 20.8 — The protections and guarantees outlined in this section also apply to extra employees and is subject to a Side Agreement between the Parties attached hereto as Attachment 6. The parties agree that the exclusion of certain pre existing operations and “Existing Contracts” from the limitations of Section 20.8, as set forth in paragraph 2 of Section 20.8, does not include food and beverage service on the beach. See page 25 for location of endnote.
19. Article 22, Term of Contract, Section 22.3 — This provision subject to a side agreement between the Parties attached hereto as Attachment 7. See page 28 for location of endnote.
20. Wage Agreement — Throughout this Wage Agreement, the word “classifications” is intended to include all classifications in the respective schedules referred to herein and those historically added by the parties to the various CBAs by side agreement or otherwise. See page 29 for location of endnote.
21. Schedule B — This provision subject to a side agreement between the Parties attached hereto as Attachment 8. See page 31 for location of endnote.

ATTACHMENTS
Attachment 1	*Attendance Policy Implementation Procedure

*Industry Attendance Policy

*Side letter with reference to Section 10 of Memorandum of Settlement.

*Memorandum of Settlement.

Attachment 2	*Side Agreement with reference to Article 5 Non-disciplinary Arbitration

Attachment 3	*Side Agreement with reference to Private Access Clubs and Room Service Amenities Gratuities

Attachment 4	*Side Agreement with reference to Article 15 Section 15.1 E

Attachment 5	*Side Agreement with reference to Article 16 Visitation Notices Section 16.1

Attachment 6	*Side Agreement with reference to Subcontracting

Attachment 7	*Side Agreement with reference to Article 22 Sections 22.1 and 22.3

*List of Side Agreements from the previous Collective Bargaining Agreement

Attachment 8	*Side Agreement with reference to Banquet Dinner/Reception Gratuity

Attachment 9	*Side Agreement with reference to Article 15, Section 15.1C

Attachment 10	*Side Agreement with reference to UNITE HERE INTERNATIONAL UNION TIP

Attachment 11	*Side Agreement with reference to 401K Plan

Attachment 12	*Wage Progression Examples

UNITE HERE INTERNATIONAL UNION,
LOCAL 54 BENEFIT PLANS
Local 54 Protects its Members and their Eligible Dependents
*Life Insurance (Member Only)
* Accidental Death & Dismemberment Insurance (Member Only)
* Optical and Hearing Aid Benefit
* Comprehensive Medical Plan
* Comprehensive Dental Plan
* Comprehensive Prescription Plan
* International Pension Plan (Member Only)
* Severance Plan (Members Only)
* A.C. Pension Plan (Member Only)
For a copy of your detailed Local 54 Benefit Booklet, Benefit
Assistance, Eligibility Information, and/or Claims Forms,
contact your Benefit Office.
All new hires should contact the Fund Office, when hired,
for Benefit Eligibility Information:
H.E.R.E.I.U. Welfare Claims Office — 1st Floor
31 North Brighton Ave.
Atlantic City, NJ 08401
609-345-8212
Toll Free 1-888-437-3480
Above office open Mon. through Fri.- 9:00am to 4:30pm
(Excluding Holidays)

Local 54 Severance Fund
Union Hall — 1st Floor
203-205 Sovereign Avenue
Atlantic City, NJ 08401
609-344-5400
Administrator: Garden State Benefits Service, Inc.
Above office open Mon. through Fri. 8:00am to 5:00pm
(Excluding Holidays
YOUR LEGAL RIGHT TO
UNION REPRESENTATION
1.	You have the right to request a Union Representative at any interview that you reasonbly believe will result in discipline. Remember, you must make valid request for Union Representation.

2.	At any investigation, the Shop Steward has the right to inform the member of their contractual rights.

3.	A Shop Steward cannot be forced to remain silent: however, only the employee may give an account of the incident under investigation.

4.	Your right to Shop Steward also includes any security, surveillance or Labor Relations investigation.

5.	You have the right to refuse a polygraph test.

6.	If no Shop Steward is available when you request one, then the investigatory interview must be cancled. If the Employer refuses you a Shop Steward under the above conditions, please contact your Business Agent at Local 54 for further instructions.
UNITE HERE! LOCAL 54